Exhibit 99.2

This email was sent by the members of CureVac N.V.’s management board to all CureVac employees after the press release was published.

A New Chapter Begins – Joining Forces with BioNTech

Dear RNA people,

Today marks a truly exciting and historic moment for CureVac – and for each one of us who has passionately advanced the science of mRNA.

We are excited to announce that CureVac has entered into a definitive Purchase Agreement with BioNTech, another pioneering German leader in mRNA innovation, pursuant to which BioNTech intends to acquire all of the shares of CureVac.

This transaction unites two exceptional organizations bound by a powerful shared vision: leveraging science to improve and save lives. Both companies’ respective management and supervisory boards have unanimously approved this agreement, recognizing not only our advanced technology and capabilities but, crucially, the extraordinary dedication and passion of our people.

The all-stock transaction would value CureVac at approximately $1.25 billion, representing a significant premium above our recent market valuation. For more information and important disclaimers, please refer to the attachment.

Unlocking mRNA’s Full Potential

The decision to join BioNTech is anchored in a fundamental belief: together, we can fully realize the transformative potential of mRNA medicine.

CureVac has established one of the world’s most sophisticated mRNA technology platforms, yet we remain a mid-sized, pre-commercial biotech company without stable revenues. Our pipeline, while promising, is still at an early stage, and we do not anticipate launching our first commercial product until after 2030. Joining forces with BioNTech – with its strong financial foundation, global reach, advanced clinical pipeline, and sustained investments in mRNA research and development – significantly enhances our combined ability to succeed.

Together, we can accelerate and expand the development of mRNA-based therapies, particularly in oncology and infectious diseases. This partnership promises meaningful and lasting benefits for patients, Germany, and society as a whole.

Upon closing the transaction, BioNTech will integrate our cutting-edge research and manufacturing facilities in Tübingen into a stronger, unified organization deeply rooted in Germany. This transition also provides each of you the opportunity to develop your talents and careers as part of a world-class biotech leader.

Navigating the Transition Together

The transaction is expected to close later this year. Until then, CureVac remains fully independent, with our immediate priorities unchanged. We will continue to focus on executing our strategy, advancing our science, and fostering a culture of collaboration. Your contributions are more critical now than ever.

We fully understand that transitions like these naturally raise questions and uncertainties. While we may not have all the answers today, we will approach this journey thoughtfully, transparently, and respectfully, keeping you informed every step of the way.

A Heartfelt Thank You

We extend our heartfelt gratitude for your exceptional dedication over the past 25 years – from pioneering early mRNA research to overcoming extraordinary challenges during the pandemic, and now boldly moving into new therapeutic frontiers. This transaction honors your invaluable contributions and serves as a powerful endorsement of our collective future.

At CureVac, we have always believed mRNA could be more than a breakthrough – it could redefine medicine itself. Now, with BioNTech’s partnership, we have the resources, talent, and scale necessary to realize this ambitious vision fully.

We are incredibly excited about this next chapter and hope you share our enthusiasm. Thank you again for all that you have done to bring CureVac to this pivotal moment. Let’s embrace this journey together and unlock the extraordinary potential we have worked so hard to achieve.

Please join our global Town Halls today where we will share more details and answer your questions. There will be one at 9:00 AM EDT / 15:00 PM CEST in German and one at 9:45 AM EDT / 15:45 PM CEST in English.

Best regards,

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Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements,” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “look forward,” “investigational,” “pipeline,” “to acquire,” “development,” “to include,” “commitment,” or similar terms. Such forward-looking statements include, but are not limited to, statements relating to the ability of BioNTech and CureVac to complete the transactions contemplated by the Purchase Agreement (including the parties’ ability to satisfy the conditions to the consummation of the exchange offer contemplated thereby and the other conditions set forth in the Purchase Agreement), the expected timetable for completing the transactions, the benefits sought to be achieved in the proposed transactions, the potential and capacity of BioNTech following the transaction and the potential effects of the proposed transactions on BioNTech and CureVac. Many of these risks and uncertainties are beyond the control of BioNTech or CureVac. Investors are cautioned that any such forward-looking statements are based on BioNTech’s or CureVac’s current beliefs and expectations regarding future events and are not guarantees of future performance and involve risks and uncertainties. There can be no guarantees that the conditions to the closing of the transactions will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. You should not place undue reliance on these statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the exchange offer and the subsequent corporate reorganization of CureVac; uncertainties as to how many of CureVac’s shareholders will tender their shares in the exchange offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the exchange offer and the transactions contemplated by the Purchase Agreement may not be satisfied or waived; the possibility of a termination of the Purchase Agreement; the ability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing; the effects of disruption from the transactions contemplated by the Purchase Agreement and the impact of the announcement and pendency of the transactions on BioNTech’s and/or CureVac’s business, including their relationships with employees, business partners or governmental entities; the risk that the exchange offer or the other transactions contemplated by the Purchase Agreement may be more expensive to complete than anticipated; the risk that litigation in connection with the exchange offer or the other transactions contemplated by the Purchase Agreement may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the exchange offer, the other transactions contemplated by the Purchase Agreement or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate, inflation, tariff and currency exchange rate fluctuations, and the ongoing Russia-Ukraine and Middle East conflicts; the impact of regulatory developments and changes in the United States, Europe and countries outside of Europe, including with respect to tax matters; the impact of pharmaceutical industry regulation and health care legislation in the United States, Europe and elsewhere; the particular prescribing preferences of physicians and patients; competition from other products; challenges and uncertainties inherent in new product development; ability to obtain or maintain proprietary intellectual property protection; safety, quality, data integrity or manufacturing issues; and potential or actual data security and data privacy breaches.

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Neither BioNTech nor CureVac undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in BioNTech’s and CureVac’s respective Annual Report on Form 20-F for the year ended December 31, 2024, in each case as amended by any subsequent filings made with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov.

Notice to Investors and Security Holders

This document is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, BioNTech intends to file a Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), including an offer to exchange/prospectus to register, under the Securities Act of 1933, as amended, the issuance of BioNTech’s American Depositary Shares (“ADSs”) pursuant to the exchange offer. In addition, BioNTech intends to file a Tender Offer Statement on Schedule TO (the "Schedule TO"), which will include, as exhibits, the offer to exchange/prospectus, a form of letter of transmittal and other customary ancillary documents, with the SEC and soon thereafter CureVac intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with respect to the exchange offer. The exchange offer for the common shares of CureVac referred to in this document has not yet commenced. The solicitation and offer to purchase CureVac’s common shares will only be made pursuant to the Schedule TO and related exchange offer/prospectus. This material is not a substitute for the offer to exchange/prospectus, the Schedule TO, the Schedule 14D-9, the Registration Statement or for any other document that BioNTech or CureVac may file with the SEC and send to CureVac’s shareholders in connection with the proposed transactions.

With respect to the public offering of BioNTech ADSs to CureVac shareholders in Germany and in any other member state of the European Economic Area, this document is an advertisement for the purposes of the prospectus regulation EU 2017/1129, as amended. It does not constitute an offer to purchase any BioNTech ADSs or shares in BioNTech and does not replace the securities prospectus which will be available free of charge, together with the relevant translation(s) of the summary, from BioNTech's website (www.BioNTech.com). The approval of the securities prospectus by the German Federal Financial Supervisory Authority should not be understood as an endorsement of the investment in any BioNTech ADSs or shares in BioNTech. Investors in Germany and in any other member state of the European Economic Area should acquire BioNTech ADSs solely on the basis of the prospectus (including any supplements thereto, if any) relating to the ADSs and should read the prospectus which is yet to be published (including any supplements thereto, if any) before making an investment decision in order to fully understand the potential risks and rewards associated with the decision to invest in the BioNTech ADSs. Investment in BioNTech ADSs entails numerous risks, including a total loss of the initial investment.

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With respect to the public offering of BioNTech ADSs to CureVac shareholders in the United Kingdom (the “UK”), BioNTech will publish a UK prospectus exemption document for the purposes of the prospectus regulation EU 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended. This document does not constitute an offer to purchase any BioNTech ADSs or shares in BioNTech and does not replace the UK prospectus exemption document which will be available free of charge from BioNTech’s website (www.BioNTech.com). Investors in the UK should acquire BioNTech ADSs solely on the basis of the UK prospectus exemption document (including any supplements thereto, if any) relating to the BioNTech ADSs and should read the UK prospectus exemption document which is yet to be published (including any supplements thereto, if any) before making an investment decision in order to fully understand the potential risks and rewards associated with the decision to invest in the BioNTech ADSs. Investment in BioNTech ADSs entails numerous risks, including a total loss of the initial investment.

BEFORE MAKING ANY INVESTMENT DECISION OR DECISION WITH RESPECT TO THE EXCHANGE OFFER, WE URGE INVESTORS OF CUREVAC TO READ THE REGISTRATION STATEMENT, EXCHANGE OFFER/PROSPECTUS, SCHEDULE TO (INCLUDING THE EXCHANGE OFFER, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIONTECH, CUREVAC AND THE PROPOSED TRANSACTIONS THAT HOLDERS SHOULD CONSIDER.

Investors will be able to obtain free copies of the Registration Statement, exchange offer/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by BioNTech and CureVac with the SEC (when they become available) at http://www.sec.govwww.sec.gov, the SEC's website, or free of charge from BioNTech's website (www.BioNTech.com) or by contacting BioNTech’s Investor Relations Department at investors@biontech.de. These documents are also available free of charge from CureVac’s website (www.curevac.com) or by contacting CureVac's Investor Relations Department at communications@curevac.com.

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